Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
January 29, 2024	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2024;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JANUARY 30, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the second quarter of fiscal 2024 of $12.2 million, an increase of $529,000, or 4.5%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, and lower provision for credit losses and income taxes, partially offset by an increase in noninterest expense. Preliminary net income was $1.07 per fully diluted common share for the second quarter of fiscal 2024, a decrease of $0.19 as compared to the $1.26 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2024:

●	Earnings per common share (diluted) were $1.07, down $0.19, or 15.1%, as compared to the same quarter a year ago, and down $0.09, or 7.8% from the first quarter of fiscal 2024, the linked quarter.

●	Annualized return on average assets (“ROAA”) was 1.07%, while annualized return on average common equity was 10.6%, as compared to 1.35% and 14.2%, respectively, in the same quarter a year ago, and 1.20% and 11.7%, respectively, in the first quarter of fiscal 2024, the linked quarter.

●	During the quarter the bank sold bonds with a book value of $12.4 million, realizing a loss of $682,000 recognized in noninterest income. These proceeds were reinvested into $11.9 million in higher yielding fixed rate securities, which is expected to result in an earn back of the realized loss in under two years. Recognition of this loss during the quarter reduced after-tax net income by $541,000, earnings per diluted share by $0.05, and ROAA by five basis points.

●	Net interest margin for the quarter was 3.25%, as compared to 3.45% reported for the year ago period, and 3.44% reported for the first quarter of fiscal 2024, the linked quarter. Net interest income increased $6.2 million, or 22.1% compared to the same quarter a year ago, and decreased $908,000 from the first quarter of fiscal 2024, the linked quarter.

●	Noninterest expense was up 35.3% for the quarter, as compared to the same quarter a year ago, primarily as a result of the January 2023 merger with Citizens Bank & Trust (“Citizens”), and up 0.6% from the first quarter of fiscal 2024, the linked quarter. In the current quarter, there were no material charges attributable to merger activity, as compared to $606,000 in the same quarter a year ago, and as compared to $134,000 in the first quarter of fiscal 2024, the linked quarter.

●	Gross loan balances as of December 31, 2023, increased by $32.2 million as compared to September 30, 2023, and by $736.9 million as compared to December 31, 2022. The Citizens merger, which closed during the third quarter of fiscal year 2023, increased loan balances by $447.4 million, net of fair value adjustment.

●	Cash equivalent balances as of December 31, 2023, increased by $127.9 million as compared to September 30, 2023, and by $161.9 million as compared to December 31, 2022.

●	Deposit balances increased by $153.8 million as compared to September 30, 2023, and by $989.1 million over the prior twelve months, which included an $851.1 million increase, net of fair value adjustments, attributable to the Citizens merger during the third quarter of fiscal 2023.

Dividend Declared:

The Board of Directors, on January 23, 2024, declared a quarterly cash dividend on common stock of $0.21, payable February 29, 2024, to stockholders of record at the close of business on February 15, 2024, marking the 119th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 30, 2024, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 033446. Telephone playback will be available beginning one hour following the conclusion of the call through February 4, 2024. The playback may be accessed in the United States by dialing 1-866-813-9403, or 44-204-525-0658 from all other locations, and using the conference passcode 920256.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2024, with total assets of $4.6 billion at December 31, 2023, reflecting an increase of $283.3 million, or 6.5%, as compared to June 30, 2023. Growth primarily reflected an increase in cash equivalents and net loans receivable.

Cash and cash equivalents were a combined $217.1 million at December 31, 2023, an increase of $161.9 million, or 293.1%, as compared to June 30, 2023. The increase was primarily the result of strong deposit generation that outpaced loan growth during the period. AFS securities were $417.4 million at December 31, 2023, down $148,000, or roughly unchanged as compared to June 30, 2023.

Loans, net of the allowance for credit losses (ACL), were $3.7 billion at December 31, 2023, an increase of $110.7 million, or 3.1%, as compared to June 30, 2023. Gross loans increased by $113.0 million, while the ACL attributable to outstanding loan balances increased $2.3 million, or 4.7%, as compared to June 30, 2023. The increase in loan balances was attributable to growth in drawn construction loan balances, residential real estate loans, commercial loans, and commercial real estate loans. Our residential real estate loans, which are comprised of single-family and multi-family loans, increased due to increased single-family owner occupied and non-owner occupied real estate loans, which was partially offset by paydowns in loans secured by multi-family property. Commercial loan balances increased as the Company experienced growth of agriculture lines and commercial and industrial loans. Commercial real estate loan balances increased primarily from an increase in loans secured by non-owner occupied properties, partially offset by a decrease in loans secured by owner-occupied properties.

Loans anticipated to fund in the next 90 days totaled $140.5 million at December 31, 2023, as compared to $158.2 million at September 30, 2023, and $121.6 million at December 31, 2022.

The Bank’s concentration in non-owner occupied commercial real estate loans is estimated at 323.0% of Tier 1 capital and ACL on December 31, 2023, as compared to 330.2% as of June 30, 2023, with these loans representing 41.3% of total loans at December 31, 2023. Multi-family residential real estate, hospitality (hotels/restaurants), retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or having exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses, and the strip centers can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 38 loans totaling $30.0 million, or 0.81 % of total loans at December 31, 2023, none of which were adversely classified as of December 31, 2023, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans (“NPLs”) were $5.9 million, or 0.16% of gross loans, at December 31, 2023, as compared to $7.7 million, or 0.21% of gross loans at June 30, 2023. Nonperforming assets (“NPAs”) were $9.8 million, or 0.21% of total assets, at December 31, 2023, as compared to $11.3 million, or 0.26% of total assets, at June 30, 2023. The decrease in NPAs was due to the decrease in NPLs, primarily attributable to the payoff of a $1.5 million NPL secured by commercial real estate acquired through the Citizens merger, which was partially offset by an increase in other real estate owned.

Our ACL at December 31, 2023, totaled $50.1 million, representing 1.34% of gross loans and 846% of nonperforming loans, as compared to an ACL of $47.8 million, representing 1.32% of gross loans and 625% of nonperforming loans at June 30, 2023. The Company has estimated its expected credit losses as of December 31, 2023, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant economic uncertainty as the Federal Reserve has significantly tightened monetary policy to address inflation. Management continues to closely monitor, in particular, borrowers in the hotel industry that were slow to recover from the COVID-19 pandemic.

Total liabilities were $4.2 billion at December 31, 2023, an increase of $259.2 million, or 6.6%, as compared to June 30, 2023.

Deposits were $4.0 billion at December 31, 2023, an increase of $269.4 million, or 7.2%, as compared to June 30, 2023. The deposit portfolio saw year-to-date increases in certificates of deposit and savings accounts, as customers remained willing to move balances into time deposits in the higher rate environment, and responded to special rates offered during the quarter. Public unit balances totaled $594.1 million at December 31, 2023, an increase of $15.6 million compared to June 30, 2023, and as compared to $524.0 million at December 31, 2022. Brokered deposits totaled $200.5 million at December 31, 2023, an increase of $40.9 million as compared to June 30, 2023, but a decrease of $22.7 million compared to September 30, 2023, the linked quarter. Compared to December 31, 2022, brokered deposits increased $91.3 million. The average loan-to-deposit ratio for the second quarter of fiscal 2023 was 94.1%, as compared to 97.8% for the quarter ended June 30, 2023, and 103.1% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2023	2023	2023	2023	2022

Non-interest bearing deposits	$534,194	$583,353	$597,600	$618,598	$447,621
NOW accounts	1,304,371	1,231,005	1,328,423	1,430,019	1,171,388
MMDAs - non-brokered	378,578	415,115	439,652	448,616	351,491
Brokered MMDAs	20,560	20,272	13,076	6	9,115
Savings accounts	372,824	313,135	282,753	304,663	247,679
Total nonmaturity deposits	2,610,527	2,562,880	2,661,504	2,801,902	2,227,294

Certificates of deposit - non-brokered	1,204,391	1,075,563	917,489	855,436	678,371
Brokered certificates of deposit	179,980	202,683	146,547	97,855	100,110
Total certificates of deposit	1,384,371	1,278,246	1,064,036	953,291	778,481

Total deposits	$3,994,898	$3,841,126	$3,725,540	$3,755,193	$3,005,775

Public unit nonmaturity accounts	$544,873	$491,868	$523,164	$584,400	$474,646
Public unit certficates of deposit	49,237	52,989	55,344	52,212	49,391
Total public unit deposits	$594,110	$544,857	$578,508	$636,612	$524,037

FHLB advances were $113.0 million at December 31, 2023, a decrease of $20.5 million, or 15.3%, as compared to June 30, 2023, as the Company utilized deposit growth to repay maturing FHLB advances. For the quarter ended December 31, 2023, the Company continued to have no FHLB overnight borrowings.

The Company’s stockholders’ equity was $470.2 million at December 31, 2023, an increase of $24.1 million, or 5.4%, as compared to June 30, 2023. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $3.1 million reduction in accumulated other comprehensive losses (“AOCL”) as the market value of the Company’s investments appreciated due to the decrease in market interest rates. The AOCL totaled $18.8 million at December 31, 2023 compared $21.9 million at June 30, 2023. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2023, was $34.5 million, an increase of $6.2 million, or 22.1%, as compared to the same period of the prior fiscal year. The increase was attributable to a 29.8% increase in the average balance of interest-earning assets due primarily to the Citizens merger, partially offset by a decrease in net interest margin to 3.25% in the current three-month period, from 3.45% in the same period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s November 2018 merger with First Commercial Bank, the May 2020 merger with Central Federal Savings & Loan Association, the February 2022 merger with FortuneBank, and the January 2023 merger with Citizens resulted in $1.5 million in net interest income for the three-month period ended December 31, 2023, as compared to $493,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed 14 basis points to net interest margin in the three-month period ended December 31, 2023, compared to six basis points during the same period of the prior fiscal year, and as compared to a 16 basis point contribution in the linked quarter, ended September 30, 2023, when the net interest margin was 3.44%.

The Company recorded a PCL of $900,000 in the three-month period ended December 31, 2023, as compared to $1.1 million in the same period of the prior fiscal year. The current period PCL was the result of a $1.9 million provision attributable to the ACL for loan balances outstanding, partially offset by a recovery of $1.0 million in provision attributable to the allowance for off-balance sheet credit exposures, as construction draws reduced available credit and increased on-balance sheet exposure. The Company’s assessment of the economic outlook was little changed as compared to the assessment as of June 30, 2023. As a percentage of average loans outstanding, the Company recorded net charge offs of 10 basis points (annualized) during the current period, compared to four basis points (annualized) during the same period of the prior fiscal year. In the current period, about half of the realized losses were attributable to one real estate relationship acquired in the Citizens merger.

The Company’s noninterest income for the three-month period ended December 31, 2023, was $5.6 million, an increase of $184,000, or 3.4%, as compared to the same period of the prior fiscal year. In the current quarter, increases in bank card interchange income; increased fiduciary and investment management fees resulting from the Citizens merger; increased gains on sales from both residential and SBA loans; and earnings on bank owned life insurance were partially offset by losses realized on sales of AFS securities and a decrease in other noninterest income. Interchange revenue has increased as compared to the year ago period as a result of the Citizens merger. The decrease in other income as compared to the three-month period ended December 31, 2022, was attributable to the inclusion in the prior-year period of a one-time gain on the sale of fixed assets of $317,000.

Noninterest expense for the three-month period ended December 31, 2023, was $23.9 million, an increase of $6.2 million, or 35.3%, as compared to the same period of the prior fiscal year. In the current quarter, the increase in noninterest expense was attributable primarily to increases in compensation and benefits, occupancy expenses, data processing fees, increased amortization of intangible assets resulting from the Citizens merger, and deposit insurance premiums. The increase in compensation and benefits as compared to the prior year period was primarily due to increased headcount resulting from the Citizens merger, and a trend increase in legacy employee headcount, as well as annual merit increases. Occupancy expenses increased primarily due to facilities added through the Citizens merger, and other equipment purchases. The Company’s increase in data processing costs relates to the growing volume of transaction activity, increased costs of software licensing, and new programs for lending and fiduciary and asset management. The increase in deposit insurance premiums was primarily due to the increase in the assessment base following the Citizens merger as well as the FDIC’s increased base assessment rates effective January 2023. Partially offsetting these increases from the prior year period are lower legal and professional fees attributable to the Citizens merger.

The efficiency ratio for the three-month period ended December 31, 2023, was 58.5%, as compared to 52.3% in the same period of the prior fiscal year. The change was attributable to noninterest expense growing faster than revenues, as revenue growth has slowed due to margin compression and changes in the Company’s policies for NSF charges.

The income tax provision for the three-month period ended December 31, 2023, was $3.2 million, relatively unchanged as compared to the same period of the prior fiscal year. The current period effective tax rate was 20.6%, as compared to 21.9% in the same quarter of the prior fiscal year. The effective tax rate for the December 31, 2022, quarter was slightly elevated due to higher non-deductible expenses associated with the Citizens merger.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the continuing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2023	2023	2023	2023	2022

Cash equivalents and time deposits	$217,090	$89,180	$55,220	$115,791	$55,143
Available for sale (AFS) securities	417,406	405,198	417,554	429,798	231,389
FHLB/FRB membership stock	18,023	19,960	20,601	16,346	12,821
Loans receivable, gross	3,731,890	3,699,679	3,618,898	3,480,204	2,995,019
Allowance for credit losses	50,084	49,122	47,820	45,685	37,483
Loans receivable, net	3,681,806	3,650,557	3,571,078	3,434,519	2,957,536
Bank-owned life insurance	72,618	72,144	71,684	71,202	49,074
Intangible assets	79,088	80,117	81,245	81,801	34,632
Premises and equipment	94,519	94,717	92,397	92,343	67,453
Other assets	62,952	58,160	50,432	50,866	42,542
Total assets	$4,643,502	$4,470,033	$4,360,211	$4,292,666	$3,450,590

Interest-bearing deposits	$3,460,704	$3,257,773	$3,127,940	$3,136,595	$2,558,154
Noninterest-bearing deposits	534,194	583,353	597,600	618,598	447,621
FHLB advances	113,036	114,026	133,514	45,002	61,489
Other liabilities	42,256	37,834	31,994	32,732	23,267
Subordinated debt	23,130	23,118	23,105	23,092	23,080
Total liabilities	4,173,320	4,016,104	3,914,153	3,856,019	3,113,611

Total stockholders’ equity	470,182	453,929	446,058	436,647	336,979

Total liabilities and stockholders’ equity	$4,643,502	$4,470,033	$4,360,211	$4,292,666	$3,450,590

Equity to assets ratio	10.13%	10.15%	10.23%	10.17%	9.77%

Common shares outstanding	11,336,462	11,336,462	11,330,462	11,330,712	9,229,151
Less: Restricted common shares not vested	49,676	49,676	50,510	50,760	41,270
Common shares for book value determination	11,286,786	11,286,786	11,279,952	11,279,952	9,187,881

Book value per common share	$41.66	$40.22	$39.54	$38.71	$36.68
Closing market price	53.39	38.69	38.45	37.41	45.83

Nonperforming asset data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2023	2023	2023	2023	2022

Nonaccrual loans	$5,922	$5,738	$7,543	$7,397	$4,459
Accruing loans 90 days or more past due	—	—	109	—	331
Total nonperforming loans	5,922	5,738	7,652	7,397	4,790
Other real estate owned (OREO)	3,814	4,981	3,606	5,258	1,830
Personal property repossessed	40	83	32	25	25
Total nonperforming assets	$9,776	$10,802	$11,290	$12,680	$6,645

Total nonperforming assets to total assets	0.21%	0.24%	0.26%	0.30%	0.19%
Total nonperforming loans to gross loans	0.16%	0.16%	0.21%	0.21%	0.16%
Allowance for loan losses to nonperforming loans	845.73%	856.08%	624.93%	617.62%	782.53%
Allowance for loan losses to gross loans	1.34%	1.33%	1.32%	1.31%	1.25%

Performing modifications to borrowers experiencing financial difficulty (1)	$24,237	$29,300	$29,765	$30,359	$30,250

(1)   Nonperforming modifications (referred to as troubled debt restructurings, or TDRs, prior to the July 1, 2023 adoption of ASU 2022-02) are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2023	2023	2023	2023	2022

Interest income:
Cash equivalents	$1,178	$49	$229	$1,443	$67
AFS securities and membership stock	5,261	5,084	5,118	3,728	1,791
Loans receivable	55,137	52,974	48,936	43,115	36,993
Total interest income	61,576	58,107	54,283	48,286	38,851
Interest expense:
Deposits	25,571	20,440	16,331	13,705	8,594
Securities sold under agreements to repurchase	—	—	—	213	—
FHLB advances	1,079	1,838	1,327	206	1,657
Subordinated debt	440	435	407	395	349
Total interest expense	27,090	22,713	18,065	14,519	10,600
Net interest income	34,486	35,394	36,218	33,767	28,251
Provision for credit losses	900	900	795	10,072	1,138
Noninterest income:
Deposit account charges and related fees	1,784	1,791	2,094	2,089	1,713
Bank card interchange income	1,329	1,345	1,789	1,374	1,079
Loan late charges	146	113	131	161	119
Loan servicing fees	285	231	649	265	257
Other loan fees	644	357	1,184	465	612
Net realized gains on sale of loans	304	213	325	132	127
Net realized gains (losses) on sale of AFS securities	(682)	—	—	—	—
Earnings on bank owned life insurance	472	458	511	368	319
Insurance brokerage commissions	310	263	329	349	293
Wealth management	668	795	937	463	430
Other noninterest income	380	287	1,002	618	507
Total noninterest income	5,640	5,853	8,951	6,284	5,456
Noninterest expense:
Compensation and benefits	12,961	12,649	13,162	14,188	9,793
Occupancy and equipment, net	3,478	3,515	3,306	3,024	2,442
Data processing expense	2,382	2,308	2,376	2,505	1,430
Telecommunications expense	465	531	552	449	347
Deposit insurance premiums	598	550	760	231	263
Legal and professional fees	387	416	463	2,324	852
Advertising	392	465	698	409	216
Postage and office supplies	283	302	418	331	235
Intangible amortization	1,018	1,018	1,018	812	402
Foreclosed property expenses (gains)	44	(8)	(185)	280	35
Other noninterest expense	1,852	1,963	2,307	2,439	1,623
Total noninterest expense	23,860	23,709	24,875	26,992	17,638
Net income before income taxes	15,366	16,638	19,499	2,987	14,931
Income taxes	3,173	3,487	3,939	578	3,267
Net income	12,193	13,151	15,560	2,409	11,664
Less: Distributed and undistributed earnings allocated
to participating securities	53	57	67	18	52
Net income available to common shareholders	$12,140	$13,094	$15,493	$2,391	$11,612

Basic earnings per common share	$1.08	$1.16	$1.37	$0.22	$1.26
Diluted earnings per common share	1.07	1.16	1.37	0.22	1.26
Dividends per common share	0.21	0.21	0.21	0.21	0.21
Average common shares outstanding:
Basic	11,287,000	11,286,000	11,281,000	10,844,000	9,188,000
Diluted	11,301,000	11,298,000	11,286,000	10,858,000	9,210,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2023	2023	2023	2023	2022

Interest-bearing cash equivalents	$89,123	$5,479	$8,957	$126,977	$5,026
AFS securities and membership stock	468,498	462,744	468,879	423,784	275,058
Loans receivable, gross	3,691,586	3,645,148	3,546,423	3,334,897	2,993,152
Total interest-earning assets	4,249,207	4,113,371	4,024,259	3,885,658	3,273,236
Other assets	301,415	284,847	294,886	273,131	179,585
Total assets	$4,550,622	$4,398,218	$4,319,145	$4,158,789	$3,452,821

Interest-bearing deposits	$3,350,619	$3,132,201	$3,094,594	$3,046,163	$2,464,093
Securities sold under agreements to repurchase	—	—	—	16,592	—
FHLB advances	113,519	167,836	125,636	35,645	186,098
Subordinated debt	23,124	23,111	23,790	23,086	23,074
Total interest-bearing liabilities	3,487,262	3,323,148	3,244,020	3,121,486	2,673,265
Noninterest-bearing deposits	572,101	600,202	607,782	608,782	439,114
Other noninterest-bearing liabilities	31,807	24,555	25,765	15,718	11,165
Total liabilities	4,091,170	3,947,905	3,877,567	3,745,986	3,123,544

Total stockholders’ equity	459,452	450,313	441,578	412,803	329,277

Total liabilities and stockholders’ equity	$4,550,622	$4,398,218	$4,319,145	$4,158,789	$3,452,821

Return on average assets	1.07%	1.20%	1.44%	0.23%	1.35%
Return on average common stockholders’ equity	10.6%	11.7%	14.1%	2.3%	14.2%

Net interest margin	3.25%	3.44%	3.60%	3.48%	3.45%
Net interest spread	2.69%	2.92%	3.17%	3.11%	3.16%

Efficiency ratio	58.5%	57.5%	55.1%	67.4%	52.3%